Exhibit 99.1

News release	20 April 2011

Q1 2011 Results

Key Highlights

•	Total subscribers decreased by 8,578 to 755,641 (compared with Q4 2010);
•	MyStar penetration increased 6%, to 205,815 subscribers (compared with Q4 2010);
•	Total ARPU decreased 1% to $83.39;
•	Churn increased from 1.39% to 1.72%;

•	Revenue was stable at $174 million;
•	Operating Expenses increased 6% to $37 million;
•	OCF(1) decreased 2% to $59 million;
•	FCF(2) increased 90% to $19.2 million;
•	Net Profit increased 355% to $74 million; and
•	Available liquidity increased 152% to $323 million.

All comparisons are for the three months ended 31 March 2011 (compared to the same period in 2010, unless otherwise stated)

Austar United Communications (“AUSTAR”, ASX: AUN) today released its unaudited results for the quarter ended 31 March 2011.

Total television subscribers ended the quarter at 755,641 following a subscriber loss of 8,578, compared with the previous quarter, and an increase of 11,882 compared with the first quarter in 2010. Customer churn, which historically increases in the first quarter, increased from 1.39 percent in the first quarter of 2010 to 1.72 percent. A combination of increased promotions and credits due to natural disasters saw Total ARPU decrease one percent compared with the previous corresponding quarter, ending the first quarter at $83.39. MyStar subscribers increased 6 percent compared with the fourth quarter in 2010 to end the period at 205,815. Over 33 percent of residential subscribers now enjoy the benefits of MyStar, with 43 percent of MyStar customers taking MyStar HD.

Chief Executive Officer, Mr John Porter, said: “As we outlined at our full year results, the devastation of so much of regional Australia by flooding and cyclones had an immediate impact on AUSTAR. In January and February, we had to pull back on two key activities, marketing and retention, as we focussed on ensuring impacted customers were able to receive service. As the region has recovered, so has AUSTAR, and in March, following the launch of a new advertising campaign, we achieved record sales days and churn is returning to more normal levels.”

AUSTAR United Communications Limited

Locked Bag A3940, Sydney South, NSW 1235 | ABN 88 087 695 707

Operating Cash Flow1 (OCF) for the quarter decreased by two percent to $59 million compared with the previous corresponding period, reflecting a 0.3 percent decrease in revenue to $173.7 million and a 6 percent increase in operating expenses to $36.9 million. Net Profit was $74.2 million, a 355 percent increase on the first quarter of 2010. Cash capital expenditure decreased 33 percent to $20.7 million for the quarter. Free Cash Flow increased 90 percent to $19.2 million.

Available liquidity ended 31 March had increased 152 percent to $323 million.

Mr Porter said: “We are absolutely focussed on regaining the momentum that was lost in the first two months of the year. A large portion of our sales in March were to prior customers who were trying out the new free-to-air offerings and who had discovered that Freeview is simply not AUSTAR for free. The recovery of regional Australia, combined with the fact that consumers are now fully aware of the value of AUSTAR compared with other offerings means we are very positive about our growth prospects in the year ahead.”

-ENDS-

Notes:

(1)  Operating Cash Flow (OCF) - represents revenue less operating expenses and excludes stock-based compensation, foreign exchange, depreciation and amortisation, impairment and restructuring

(2)  Free Cash Flow - Defined as Net Cashflows from Operating Activities less Capital Expenditures

Non-GAAP measures — Operating Cash Flow and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

For further information contact:

Deanne Weir	Emma Rackley
Group Director, Corporate Development	Group Manager, Corporate Affairs
+61 2 9295 0103 / 0402 865 300	+61 2 9394 9806 or 0422 823 000
dweir@austar.com.au	erackley@austar.com.au

Austar United Communications (AUSTAR)

www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 755,000 customers enjoying principally satellite digital television services. Internet and mobile telephony services complete AUSTAR’s product offering. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, CountryMusic Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of Subscribers, holds an indirect controlling stake in AUSTAR.